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                                                                   EXHIBIT 23.7

                        CONSENT OF LEHMAN BROTHERS INC.

  We hereby consent to the use of our opinion letter dated April 28, 1996 to the Board of Directors of The Continuum Company, Inc. ("Continuum") included as Annex C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Continuum with Continental Acquisition, Inc., a wholly-owned subsidiary of Computer Sciences Corporation, and to the references to such opinion in such Joint Proxy Statement/Prospectus under the captions "Summary--Opinions of Financial Advisors," "The Merger--Background of the Merger," "The Merger-- Recommendation of the Board of Directors of Continuum; Reasons for the Merger" and "The Merger--Opinion of Continuum's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          LEHMAN BROTHERS INC.

                                          By: /s/ Timothy H. Connor
                                             -----------------------------
                                             Timothy H. Connor
                                             Managing Director

May 30, 1996